Exhibit (a)(1)(E)

Letter to Clients with respect to

Offer to Purchase

All Outstanding Shares of Common Stock

of

New Frontier Media, Inc.

at

$2.02 Per Share in Cash

and

Certain Contingent Payment Rights

Pursuant to the Offer to Purchase dated October 29, 2012

by

Flynt Broadcast, Inc.,

a wholly-owned subsidiary of

LFP Broadcasting, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY NOVEMBER 27, 2012 (THE END OF THE DAY ON TUESDAY) UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

October 29, 2012

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated October 29, 2012 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), relating to the offer by Flynt Broadcast, Inc., a Colorado corporation (“Merger Sub”), and direct wholly-owned subsidiary of LFP Broadcasting, LLC, a Delaware limited liability company (“LFP Broadcasting”), to purchase all outstanding shares of common stock, par value $0.0001 (“Shares”), of New Frontier Media, Inc., a Colorado corporation (“New Frontier”), for consideration equal to (i) $2.02 per Share, net to the seller in cash (less any required withholding taxes and without interest), plus (ii) one contingent payment right per Share which represents the contingent right to receive an additional cash payment based upon the amount of New Frontier’s available cash at the time the Offer expires (up to a maximum amount of $.06 per Share) (a “CPR”) (such consideration is hereinafter collectively referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer.  More specifically, a CPR will entitle all tendering New Frontier shareholders to an additional $.01 per share for each $162,000 of “Company Net Available Cash” (as defined in the definitive agreement governing the Offer), in excess of a base amount of $11,514,000, held by New Frontier at the expiration of the Offer, up to a total possible additional cash consideration of $.06 per Share.  Even if the Offer closes, there is no guarantee that there will be any amount paid to the shareholders on the CPR, as there is no guarantee that New Frontier’s Company Net Available Cash will meet or exceed $11,514,000.

Also enclosed is a letter to New Frontier’s shareholders from its Chairman of the Board, accompanied by New Frontier’s Solicitation/Recommendation Statement on Schedule 14D-9.

WE OR OUR NOMINEES ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL

ACCOMPANYING THIS LETTER IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the Offer.

Your attention is directed to the following:

1. The Offer Price is $2.02 net per Share in cash plus one contingent payment right per Share which represents the contingent right to receive an additional cash payment based upon the amount of New Frontier’s available cash at the time the Offer expires (up to a maximum amount of $.06 per Share) upon the terms and subject to the conditions of the Offer.

2. The Offer is being made for all issued and outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of October 15, 2012, by and among LFP Broadcasting, Merger Sub and New Frontier (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Merger Sub, and further provides that, following the completion of the Offer, upon the terms, and subject to the satisfaction or waiver of certain conditions, and potentially subject to shareholder approval, of the Merger Agreement, Merger Sub will be merged with and into New Frontier (the “Merger”). Following the effective time of the Merger, New Frontier will continue as the surviving corporation and become a wholly owned subsidiary of LFP Broadcasting, and the separate corporate existence of Merger Sub will cease. At the effective time of the Merger, each Share issued and outstanding immediately prior to such time will be converted into the right to receive the same consideration as was paid in the Offer.

4. New Frontier’s board of directors (the “New Frontier Board”) has recommended that you tender all of your Shares into the Offer. At a meeting held on October 14, 2012, the New Frontier Board, after careful consideration and following the recommendation of the special committee, unanimously has: (1) determined that the terms of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of New Frontier and its shareholders, (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (3) directed that the Merger Agreement be submitted to New Frontier’s shareholders for adoption, if required by Colorado law, and (4) resolved to recommend that New Frontier’s shareholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable laws, adopt the Merger Agreement and approve the Merger.

5. The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Tender Condition (as defined in the Offer to Purchase), the condition that New Frontier’s Company Net Available Cash be at least $11,514,000 as of the time of the expiration of the Offer, and the other conditions described in the Offer to Purchase. See Section 13 of the Offer to Purchase.

6. THE INITIAL OFFERING PERIOD OF THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ON TUESDAY, NOVEMBER 27, 2012, AT 12:00 MIDNIGHT, NEW YORK CITY TIME (THE END OF THE DAY ON TUESDAY).

7. If your Shares are registered in your name and you tender directly to the Depositary you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Merger Sub.

PLEASE FORWARD YOUR INSTRUCTIONS TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION TIME OF THE OFFER.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the attached instruction form. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the attached instruction form.

Payment for Shares will be in all cases made only after such Shares are accepted by Merger Sub for payment pursuant to the Offer and the timely receipt by Corporate Stock Transfer, (the “Depositary”), of (a) certificates representing such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal.

Accordingly, tendering shareholders may be paid at different times depending upon when certificates representing Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price or the CPR for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub and LFP Broadcasting by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.

Instructions with Respect to the

Offer to Purchase

All Outstanding Shares of Common Stock

of

New Frontier Media, Inc.

at

$2.02 Per Share in Cash

and

Certain Contingent Payment Rights

Pursuant to the Offer to Purchase dated October 29, 2012

by

Flynt Broadcast, Inc.,

a wholly-owned subsidiary of

LFP Broadcasting, LLC

The undersigned acknowledge(s) receipt of your letter and the Offer to Purchase, dated October 29, 2012 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Flynt Broadcast, Inc., a Colorado corporation (“Merger Sub”), and direct wholly-owned subsidiary of LFP Broadcasting, LLC, a Delaware limited liability company (“LFP Broadcasting”), to purchase all of the outstanding shares of common stock, par value $0.0001 (“Shares”), of New Frontier Media, Inc., a Colorado corporation (“New Frontier”), at a price of $2.02 per Share, net to the seller in cash (less any required withholding taxes and without interest), plus one contingent payment right per Share which represents the contingent right to receive an additional cash payment based upon the amount of New Frontier’s available cash at the time this Offer expires (up to a maximum amount of $.06 per Share), upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of any certificate representing Shares submitted on my behalf to Corporate Stock Transfer, the Depositary for the Offer, will be determined by Merger Sub (which may delegate power in whole or in part to the Depositary) in its sole and absolute discretion, which determination will be final and binding.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:

Number of Shares to Be Tendered:	Shares*

Account Number:	Signature(s):

Capacity**
Dated:

Please Type or Print Name(s) above

Please Type or Print Address(es) above

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

**	Please provide if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity.

Please return this form to the brokerage firm or other nominee maintaining your account.